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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                 LUMINENT, INC.
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                                (Name of Issuer)


                     Common Stock, $.001 par value per share
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                         (Title of Class of Securities)

                                   55027R 10 3
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                                 (CUSIP Number)

           November 9, 2000 (Effective Date of Registration Statement)
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP No.  55027R 10 3                                        Page 2 of 6 Pages
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1.       NAME OF REPORTING PERSON
         MRV Communications, Inc., a Delaware corporation
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER
                                                                        (a) [ ]
         Inapplicable                                                   (b) [ ]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION:
         Delaware, U.S.A.
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         NUMBER OF         5.  SOLE VOTING POWER                   144,000,000
         SHARES            -----------------------------------------------------
         BENEFICIALLY      6.  SHARED VOTING POWER                           0
         OWNED BY          -----------------------------------------------------
         EACH              7.  SOLE DISPOSITIVE POWER              144,000,000
         REPORTING         -----------------------------------------------------
         PERSON WITH       8.  SHARED DISPOSITIVE POWER                      0
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         144,000,000
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES   [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         92.3%
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12.      TYPE OF REPORTING PERSON:
         CO
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                                                               Page 3 of 6 Pages

ITEM 1.

     (a) NAME OF ISSUER:

         Luminent, Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         20550 Nordhoff Street
         Chatsworth, CA 91311

ITEM 2.

     (a) NAME OF PERSON FILING:

         MRV Communications, Inc.


     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         20415 Nordhoff Street
         Chatsworth, CA  91311

     (c) PLACE OF ORGANIZATION:

         Delaware

     (d) TITLE OF CLASS OF SECURITIES:

         Common Stock, $.001 par value per share

     (e) CUSIP NUMBER:

         55027R 10 3




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                                                               Page 4 of 6 Pages



ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b) OR
         (c), CHECK THE STATUS OF THE PERSON FILING

         Not applicable.

ITEM 4.  OWNERSHIP

     (a) AMOUNT BENEFICIALLY OWNED:

         144,000,000

     (b) PERCENT OF CLASS:

         92.3%

     (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS

         (i)   Sole power to vote or to direct the vote:

               144,000,000

         (ii)  Shared power to vote or direct the vote:

               0

         (iii) Sole power to dispose or direct the disposition of:

               144,000,000

         (iv) Shared power to dispose or to direct the disposition of:

               0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not Applicable.


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                                                               Page 5 of 6 Pages




ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.



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                                                               Page 6 of 6 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2001


                                            MRV COMMUNICATIONS, INC.,
                                            a Delaware corporation

                                            /s/ Noam Lotan
                                            -----------------------------------
                                            Noam Lotan, Chief Executive Officer